Exhibit 5.2

Baker & McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Tel: +44 (0)20 7919 1000
Fax: +44 (0)20 7919 1999
DX No: 233 Chancery Lane
www.bakermckenzie.com
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21 May 2012

Rowan Companies plc

Mitre House

160 Aldersgate Street

London

United Kingdom EC1A 4DD

Dear Sirs

Registration Statement on Form S-3 of Rowan Companies plc (the “Company”) dated 16 May 2012

1.	INTRODUCTION AND SCOPE

1.1	We have acted as legal advisors to the Company, an English public company limited by shares, as to English law in connection with the Registration Statement on Form S-3 (Registration No. 333-181455) filed with the Securities and Exchange Commission on 16 May, 2012, including the Prospectus dated 16 May, 2012, as supplemented by the Prospectus Supplement dated 16 May, 2012 (the registration statement, as amended and supplemented to date, is hereafter referred to as the “Registration Statement”) relating to the public offering of US$500,000,000 aggregate principal amount of 4.875% senior notes due 2022 (the “Notes”). We have taken instructions solely from the Company.

1.2	This letter sets out our opinion on certain matters of English law as applied by the English courts as at today’s date and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.

1.3	The opinion in this letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to any other matter.

Baker & McKenzie LLP is a limited liability partnership registered in England and Wales with registered number 0C311297. A List of members’ names is open to inspection at its registered office and principal place of business, 100 New Bridge Street, London EC4V 6JA.

Baker & McKenzie LLP is authorised and regulated by the Solicitors Regulation Authority of England and Wales. Further information regarding the regulatory position is available at http://www.bakermckenzie.com/london/regulatoryinformation.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

2.	DOCUMENTS AND ENQUIRIES

2.1	In reaching the conclusions expressed herein, we have examined and relied upon copies, certified to our satisfaction, of:

(a)	the certificate of incorporation of the Company dated 31 October 2011 and the certificate of incorporation on re-registration of a private company as a public company of the Company dated 1 May 2012, in each case attached to the Certificate (as defined below);

(b)	the current articles of association of the Company, attached to the Certificate (as defined below);

(c)	a copy of a previous articles of association of the Company, adopted pursuant to a special resolution passed on 31 October 2011, attached to the Certificate (as defined below);

(d)	the minutes of a meeting of the board of directors of the Company held on 30 April 2012 authorising the execution of the Supplemental Indenture, the issue of the guarantee by the Company of the Notes and related matters, attached to the Certificate (as defined below);

(e)	the Registration Statement and all exhibits thereto, attached to the Certificate (as defined below);

(f)	an executed copy of the Indenture dated as of July 21, 2009 (the “Base Indenture”) between the Rowan Companies, Inc., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”), attached to the Certificate (as defined below);

(g)	an executed copy of the Fourth Supplemental Indenture to the Base Indenture, dated as of 21 May 2012 (the “Supplemental Indenture”), among the Issuer, the Company (as guarantor) and the Trustee, providing for the issuance of the Notes and the guarantee thereof by the Company, attached to the Certificate (as defined below); and

(h)	a certificate addressed to us from Melanie M. Trent, being the Company Secretary of the Company, dated 21 May 2012 and the documents annexed thereto (the “Certificate”).

2.2	Except as noted above, we have not made any enquiries or searches concerning the Company or examined any other documents.

3.	ASSUMPTIONS

In making the foregoing examinations, we have assumed (without making any investigation or verification of their accuracy) that:

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(a)	all documents submitted to us as originals are authentic and complete;

(b)	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

(c)	any signatures and seals on the documents reviewed by us are genuine;

(d)	all statements made in the Certificate are at the date of this letter complete, accurate and not misleading;

(e)	the resolutions proposed at the meeting of the board of directors of the Company referred to at 2.1(d) above authorising the execution of the Supplemental Indenture, the issue of the guarantee by the Company of the Notes and related matters were duly passed at a properly convened meeting of directors in accordance with the articles of association of the Company as in force at such time, have not been amended or rescinded, and are in full force and effect;

(f)	the Notes are issued by the Issuer in an aggregate principal amount of up to US$500,000,000 and on such other terms and conditions set forth in (i) the Underwriting Agreement dated 16 May 2012 among (a) the Company and the Issuer and (b) Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein; and (ii) the Supplemental Indenture;

(g)	the yield to maturity on the Notes upon their original issuance shall not exceed 6.0% and the term of the Notes shall be ten years; and

(h)	all material information has been disclosed by the Company to us for the purposes of this opinion.

4.	OPINION

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the execution by the Company of the Supplemental Indenture (which includes a provision relating to the guarantee by the Company of the Notes) has been duly authorised by the Company.

5.	OBSERVATIONS

5.1	This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

5.2	This opinion letter may be filed or incorporated by reference as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Your faithfully,

Baker & McKenzie LLP

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